Exhibit 99.1
Autoliv Inc. Financial Report April - June 2006
Net sales - down 3% to $1.6 billion Operating income - down 2% to $141 million Earnings per share - up 6% to $1.00 Continued strong cash flow

(Stockholm, July 26, 2006) - For the quarter ended June 30, 2006, Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - reported better-than-expected sales, margins and cash flow.

Compared to the corresponding quarter 2005, consolidated sales decreased by 3% to $1,608 million due to a 7% drop in light vehicle production in Western Europe where Autoliv generates approximately half of its revenues. Operating income decreased by 2% to $141 million. However, operating margin improved to 8.8% from 8.7%. Income before taxes stood almost unchanged at $132 million. Net income declined by 3% to $83 million, while earnings per share rose by 6% to $1.00.

Cash flow provided from operations amounted to $162 million and to $94 million after investing activities. Factoring agreements had a positive impact on cash flow of $58 million.

Consolidated sales for the third quarter 2006 are expected to increase by 2% with organic sales expected to be flat, despite an anticipated 4% decline in light vehicle production in both Western Europe and North America. Operating margin is expected to exceed 7%.

An earnings conference call will be held today at 3.30 p.m. (CET). To listen in call:
In Europe +44-207-947-5033
In North America +1-866-432-7186
The conference will also be available at www.autoliv.com under Investors - News/Calendar.

Market Overview

During the quarter, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have stood almost unchanged compared to the second quarter 2005. At the beginning of the quarter, light vehicle production was expected to decline by 2%.

In Europe, (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production decreased by 3% due to an overall 7% drop in Western Europe. Both declines were somewhat less than expected which helped Autoliv exceed its sales forecast. In Eastern Europe, light vehicle production is reported to have risen by 13%.

In North America, which accounts for a quarter of Autoliv's consolidated revenues, light vehicle production was flat and 1% better than expected. "The Big 3" (i.e. GM, Ford and Chrysler) reduced their production by 1%, while the Asian and European vehicle manufacturers increased their production in North America by 1%. Since Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average Big-3 vehicle, the North American vehicle build mix was advantageous for Autoliv.

In Japan, which accounts for nearly one tenth of Autoliv's consolidated sales, light vehicle production increased by 6%, almost twice as much as expected.

Autoliv's market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with an increasing amount of airbags and other safety systems. For instance, Ford recently announced that it is "moving aggressively to make side airbags and air curtains ... standard equipment".

Consolidated Sales

Autoliv's consolidated net sales declined by 3% to $1,608 million compared to the second quarter 2005. Currency effects reduced sales by less than 1%. Consequently, organic sales (i.e. U.S. GAAP sales excluding currency translation effects and acquisitions/divestitures) decreased by 2% compared to an expected decline of 5%. Organic sales exceeded expectations partly due to the fact that the temporary negative model mix in European vehicle production was less significant than previously assumed. This mix effect is due to on-going change-overs in vehicle models.

Organic sales grew in all regions except Europe where the sales decline was caused by the drop in West European vehicle production. Sales were driven by Autoliv's strong position in "The Rest of the World" (i.e. mainly Korea and China) where both the increase in vehicle production and the increase in the safety content per vehicle is stronger than in the traditional markets within the Triad. The Company's sales were also driven by the continued introduction of Autoliv's curtain airbag, the Inflatable Curtain, into an increasing number of vehicle models. In addition, Autoliv gained market share in steering wheels and safety electronics. These favorable trends, however, were not enough to entirely offset the negative effects of weak European vehicle production, continued pricing pressure from customers, strong competition in frontal airbags and the continued phase-out of unprofitable products.

Sales by Product

Sales of airbag products (including electronics and steering wheels) decreased by 3% to $1,066 million, including a 1% negative currency effect. The decrease of 2% in organic sales was due to the decline in West European vehicle production, the expiration of certain frontal airbag contracts and the phase-out of unprofitable airbag inflator contracts. Most of the decline was offset by higher sales for curtain airbags (organic sales up 11%), and market share gains in electronics and steering wheels.

Sales of seatbelt products (including seat sub-systems) declined by 3% to $542 million, including a 1% negative currency effect. The decrease in organic sales of 2% was due to weak demand for non-core seat component products. Due to the decline in production in Western Europe and by the Big 3, organic sales of seatbelt systems declined marginally.

Sales by Region

Sales from Autoliv's European companies dropped by slightly more than 8% to $871 million and by slightly less than 8% excluding currency effects. This decline in organic sales reflects the 7% drop in the West European light vehicle production. Sales were also negatively impacted by the expiration of certain frontal airbag contracts. Thanks to market share gains, organic sales of seatbelts stood almost unchanged despite the sharp decline in West European vehicle production. The penetration rate for curtain airbags continues to increase as evidenced by the introduction of the Inflatable Curtain into vehicle models such as Audi's Q7; Chrysler's Jeep Grand Cherokee; Ford's Galaxy; Opel's Zafira; Peugeot's 207; and Toyota's Avensis, Corolla, Verso and Yaris.

Sales from Autoliv's North American companies increased by 1% to $435 million despite flat North American light vehicle production. Autoliv's performance reflects a favorable customer mix, market share gains in electronics and steering wheels, as well as the introduction of curtain airbags (up 21%) into vehicle models such as Buick's LaCrosse; Chrysler's Jeep Compass and Dodge Caliber; Honda's Pilot; Nissan's Versa; Toyota's Sienna and Volkswagen's Jetta. Sales were negatively impacted by the expiration of certain frontal airbag contracts and the continued phase-out of unprofitable inflators for airbags.

Sales from Autoliv's companies in Japan rose by 5% to $133 million. Excluding negative currency effects of 6%, organic sales grew by 11%. Growth of organic sales was driven by sales of curtain airbags for Honda's CRV and Toyota's Land Cruiser, Rav4, Ryu and 4Runner. Sales were also supported by market share gains in steering wheels. Sales were negatively impacted by the expiration of certain seatbelt contracts.

Sales from Autoliv's companies in the Rest of the World (RoW) surged by 14% to $169 million, including currency effects of 1%. Growth of organic sales of 13% was driven by airbag sales spearheaded by a doubling of the sales of curtain airbags. Sales were also supported by business for Hyundai's Lavita and Sonata; Kia's Sorento, Roche, Carens and Grand Carnival; and Samsung's SM5.

Earnings

Operating margin rose to 8.8% from 8.7%. The fact that Autoliv continues to offset the pressure on margins from customers and from the 3% sales decline in the quarter is due to the Company's systematic and relentless cost reduction activities, which include plant consolidations, movement of production to low-cost countries and consolidation of the supplier base. Margin improvement is also due to the phase-out of unprofitable and low-margin airbag inflators and seat components, as well as expansion in Asia and in side airbags.

During the quarter, gross profit decreased by 1% or $5 million to $343 million due to the 3% decline in consolidated sales. However, gross margin improved to 21.4%, the highest level since "the airbag boom" in the 1990's. The improvement from 21.0% from the same period last year is primarily a function of lower labor costs which reflect significant headcount reductions in high-labor-cost countries such as the closure last year of two plants and other downsizing in high-cost countries.

Operating income decreased by 2% or $2 million to $141 million because of the sales decline caused by weak West European vehicle production. R,D&E expenditures stood unchanged but rose in relation to sales to 6.9% from 6.7% in support of new contracts and other undertakings in electronics. Other operating expense of $6 million includes employee-related expenses in connection with restructuring of (mainly textile) operations in high-cost countries.

Income before taxes amounted to $132 million compared to $133 million for the same quarter 2005. A $6 million favorable net interest expense effect from the Jobs Creation Act transactions that Autoliv undertook last year, was partly offset by a $3 million negative impact from a 30% increase in average net debt and from higher floating interest rates. Other financial items of $2 million include exchange rate losses on loans in foreign currencies.

Net income declined by 3% to $83 million. The effective tax rate was 33.2% - almost the same level (33.5%) as a year ago - but minority interest rose to $6 million from $4 million as a reflection of Autoliv's success in Asia where many Autoliv subsidiaries still are not wholly-owned. During the quarter, several subsidiaries recorded adjustments to their estimates of prior year income tax provisions. Excluding these adjustments, the effective tax rate would have been around the expected 32%.

Earnings per share improved to $1.00 from 94 cents. This was the highest earnings per share ever for a second quarter - despite the lower net income - which reflects Autoliv's commitment to create shareholder value by optimizing the Company's capital structure for shareholders. Earnings per share was boosted by 6 cents from the stock repurchase program and by 1 cent from currency effects. The average number of shares outstanding decreased by 9% to 83.0 million.

Return on capital employed amounted to 18% and return on equity to 14% compared to 18% and 13%, respectively, in the second quarter 2005.

Cash Flow and Balance Sheet

Operations generated positive cash flow for the 19th quarter in a row. Cash flow amounted to $162 million before investing activities and $94 million after these activities. In the second quarter 2005, cash flow amounted to $111 million before investing activities and $23 million after these activities. The seasonal increase in the second quarter operating working capital was this year a decrease of $3 million (compared to a $71 million increase in 2005) due to the sale of receivables of $58 million associated with factoring agreements.

Capital expenditures, net, decreased to $70 million from $88 million in the same quarter 2005 partially due to $7 million in proceeds from asset sales. Depreciation and amortization amounted to $76 million.

Autoliv continues to meet its target that operating working capital should not exceed 10% of annual sales, although operating working capital did increase to 9.4 % of sales from 9.1% and from 9.0% a year ago.

As a result of the factoring agreements, day's receivables outstanding were reduced to 71 from 75 at the beginning of the quarter and from 79 days a year ago. Days inventory outstanding remained unchanged at 30 from the beginning of the quarter and rose from 29 days a year ago.

Due to strong cash flow, net debt increased by only $18 million to $913 million, despite dividends and stock buy-backs totalling $73 million. Gross interest-bearing debt decreased by $271 million to $1,041 million primarily as a result of the retirement of the Eurobond. The difference of $289 million in the development of net debt and gross debt is a result of the expiration of the derivatives related to the Eurobond and the reduction of cash and cash equivalents. Net debt to capitalization stood unchanged at 27% during the quarter despite the fact that $73 million has been returned to shareholders.

The policy is to maintain a net debt position that is significantly below 3.0 times EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and an interest-coverage ratio significantly above 2.75 times. At the end of the quarter, these ratios were 1.2 and 15.7, respectively.

Equity increased by $29 million to $2,343 million or to $28.54 per share. Equity was positively affected by net income of $83 million, by $12 million in effects from stock compensation and by $11 million from currency effects. Equity was reduced by share repurchases of $47 million and dividends of $30 million.

Launches in the 2nd Quarter
  Bentley's new Continental Cabriolet: Seatbelts
  Chevrolet's Equinox: Safety electronics
  Chrysler's new Jeep Compass: Driver airbag with steering wheel, passenger airbag, Inflatable Curtains, and seatbelts
  Ford's new Transit: Driver airbag, side airbags and seatbelts
  Nissan's new Versa: Side airbags and Inflatable Curtains
  Pontiac's Torrent: Safety electronics
  Skoda's new Fabia Roomster: Side airbags and Inflatable Curtains

1st Six Months

Market Overview

During the six-month period January through June 2006, light vehicle production in the Triad increased by 2%.

In Europe, light vehicle production increased by just over 1% due to a 15% increase in Eastern Europe, while light vehicle production in Western Europe declined by nearly 2%.

In North America, light vehicle production rose by 2%. The Asian and European vehicle manufacturers increased their North American production by 6%, while GM, Ford and Chrysler reduced their production by 1%. This customer and vehicle model mix was favorable for Autoliv due to the Company's strong market position with the Asian and European vehicle manufacturers.

In Japan, light vehicle production increased by 4% in the first six-month period.

Consolidated Sales

For the year's first six months, sales decreased by 5% to $3,176 million, including negative currency translation effects of 3%. The 2% decline in organic sales was due to a similar drop in West European vehicle production, the expiration of certain frontal airbag contracts and the phase-out of unprofitable airbag inflators. These negative effects were partially offset by strong demand for curtain airbags and higher market share for electronics.

Sales of airbag products decreased by 5% to $2,105 million. Excluding currency effects of 3%, organic sales declined by 2% due to the decline in West European vehicle production, the phase-out of unprofitable airbag inflators and the expiration of certain frontal airbag contracts.

Sales of seatbelt products decreased by 5% to $1,071 million including 3% from currency effects. The decline in organic sales of 2% was mainly the result of weak vehicle production in Western Europe.

Sales from Autoliv's European companies decreased by 12% to $1,693 million of which 5% was due to currency effects. In addition to the drop in West European vehicle production, organic sales declined by 7% because of a temporary unfavorable vehicle model mix caused by several important vehicle model change-overs.

Sales from Autoliv's North American companies increased by 1% to $885 million. The negative effects from expired contracts in frontal airbags and inflators were offset by a favorable customer mix, strong demand for the Inflatable Curtain and market share gains in electronics.

Sales from Autoliv companies in Japan increased by 1% to $279 million despite an 8% negative currency effect. Growth in organic sales of 9% was mainly driven by strong performance in curtain airbags and market share gains in steering wheels.

Sales from Autoliv companies in the Rest of the World rose by 15% to $319 million including currency effects of 2%. Growth in organic sales of 13% was driven by a 26% increase in airbags. Organic sales of electronics jumped 61%, although from a low level.

Earnings

Gross profit decreased by 2% or $13 million to $673 million due to a 4% negative currency effect and 5% lower sales. Gross margin, however, improved to 21.2% from 20.5%, mainly due to Autoliv's cost reduction activities.

Operating income increased by 3% or $9 million to $282 million - despite lower sales and a 3% negative currency effect - and operating margin improved to 8.9% from 8.1%. Last year, operating margin was reduced by plant closure costs, while operating margin this year has been boosted by a capital gain in the first quarter. Excluding these effects, operating margin was 8.7% for both periods.

Income before taxes improved by 4% or $9 million to $265 million.

Net income rose by 9% or $14 million to $177 million and earnings per share by 20% to $2.13. The effective tax rate dropped to 29.7% from 33.6% primarily as a result of catch-up adjustments.

Earnings per share that improved by 35 cents was favorably impacted by 18 cents from pre-tax profits, 13 cents from the stock repurchase program and 12 cents from the lower effective tax rate. Currency effects had an 8 cent negative effect.

Cash Flow and Balance Sheet

Operations generated $301 million in cash before investing activities and $170 million after these activities compared to $200 million and $35 million last year. This year, cash flow has been boosted by $29 million, primarily from the sale of the former manufacturing facilities in the U.K. and U.S. Due to the new factoring arrangements, the increase in operating working capital was limited to $26 million compared to a $148 million increase during the same period 2005.

Capital expenditures, net amounted to $131 million, and depreciation and amortization to $149 million compared to $167 million and $162 million, respectively, last year. Capital expenditures, net was affected by $29 million of asset sales in 2006.

Despite dividends and stock buy-backs of $156 million, net debt has increased by only $36 million since the beginning of the year, which was due to the strong cash flow. Net debt to capitalization has remained unchanged at 27%. Gross interest-bearing debt decreased by $224 million to $1,041 million.

During the first six months, equity increased by $27 million despite stock repurchases of $103 million and dividends of $83 million. Equity was favorably impacted by $177 million from net income, $18 million from currency effects and $18 million from effects of stock compensation.

Return on equity amounted to 15% and return on capital employed to 18% compared to 13% and 17%, respectively, during the first six months 2005.

Headcount

Total headcount (employees plus temporary hourly work-ers) increased by approximately 900 during the quarter to 40,100 and by 1,300 during the year. However, in high-cost countries headcount decreased by 200 and 500, respectively. As a consequence, 43% of headcount (and 46% of employees excluding temporaries) are currently in low-cost countries compared to 37% and 40%, respectively, a year ago. The reduction in high-cost countries focused on the number of permanent employees, which dropped by 1,200 during the full six-month period. As a result, 20% of head-count in high-cost countries are temporaries compared to 16% at the beginning of the year.

The reduction in high-cost countries focused on the number of permanent employees, which dropped by 1,200 during the full six-month period. As a result, 20% of headcount in high-cost countries are temporaries compared to 16% at the beginning of the year.

Prospects

During the third quarter of 2006, light vehicle production in the Triad is expected to be flat. However, both in North America and Western Europe, light vehicle production is expected to decrease by approximately 4%. These declines are expected to be offset by a strong increase of 5% in Japan. Currency effects are expected to boost sales by 2% provided that the mid-July exchange rates prevail. Based on these assumptions, consolidated sales are expected to increase by 2% and organic sales to be flat.

Operating margin will be affected by higher raw material prices for mainly zinc and aluminum and by higher R,D&E expenditures as a reflection of strong order-intake and other undertakings primarily in safety electronics. Margins will also be impacted by higher start- and ramp-up costs for new vehicle models in preparation for a planned sales pick-up in the fourth quarter that should continue into 2007. As a result, operating margin in the third quarter is not likely to reach the 7.5% level achieved in the same quarter 2005 but operating margin is expected to exceed 7%.

The effective tax rate for the remainder of the year is forecasted at approximately 32%.

For the full year 2006, the Company confirms its guidance that organic sales are expected to reach the same level as in 2005.

Other Significant Events
  Autoliv has been awarded a seatbelt contract which is 40% bigger than any seatbelt order the Company has ever received. This global multi-year contract is expected to generate revenues of approximately $600 million over the life of the contract. Shipments for the first vehicle model will start in the fall of 2008 and end in 2015.
  Autoliv has entered into factoring agreements with external financial companies and sold $58 million of receivables related to selected customers. The transactions have reduced net debt, accounts receivable and day's receivable outstanding.
  During the quarter, 842,000 shares of Autoliv stock were repurchased for $47 million at an average cost of $55.46 per share, and during the six-month period, 1.9 million shares for $103 million were repurchased at an average cost of $54.19. Since the share repurchase program was adopted in 2000, 21.9 million shares have been repurchased at an average cost of $36.52 per share. Under the existing authorizations, an additional 8.1 million shares can be repurchased.
  Autoliv has increased its Board of Directors and elected as a new Director Mr. Robert W. Alspaugh, the former CEO of KPMG International. Mr. Alspaugh was also appointed to Autoliv's Audit Committee where he replaces Mr. George A. Lorch, who was appointed to the Comp-ensation Committee. The Board has determined that Mr. Alspaugh qualifies as an "independent" director and as a "financial expert" under applicable rules and regulations.
  A plant for airbag inflators has been opened in Shanghai. It is Autoliv's ninth manufacturing facility in China and the Company's sixth inflator plant globally. The new facility will meet the demand for airbag inflators from the rapidly growing markets in China and other Asian countries.
  Autoliv has acquired another 20% of the shares in Nanjing Honggouang-Autoliv Safety Systems Co., Ltd. thereby increasing its interest in this Chinese seatbelt company (which has $50 million in annual sales) to 70%.

Dividend and Next Report

The quarterly dividend has been raised by 9% to 35 cents per share. The dividend will be paid on September 7, 2006 to shareholders of record as of August 10. The ex-date is August 8, 2006. Autoliv intends to publish the quarterly report for the third quarter on October 26, 2006.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - higher raw material costs or other expenses; a major loss of customers; increased competitive pricing pressure on the Company's business; failure to develop or commercialize successfully new products or technologies; the outcome of pending and future litigation and changes in governmental procedures, laws or regulations, including environmental regulations; plant disruptions or shutdowns due to accidents, natural acts or governmental action; labor disputes; product liability and recall issues; and other difficulties in improving margin or financial performance. In addition, the statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions including currency exchange rate fluctuations and other factors. Except for the Company's ongoing obligation to disclose material information under the federal securities laws, the Company undertakes no obligations to update publicity and forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter April - June		First 6 months		Latest 12	Full Year
	2006	2005	2006	2005	months	2005

Earnings per share 1)	$1.00	$.94	$2.13	$1.78	$3.58	$3.26
Equity per share	28.54	27.96	28.54	27.96	28.54	27.67
Cash dividend paid per share	.32	.30	.64	.55	1.26	1.17
Operating working capital, $ in millions 2)	568	576	568	576	568	518
Capital employed, $ in millions	3,256	3,254	3,256	3,254	3,256	3,193
Net debt, $ in millions 2)	913	737	913	737	913	877
Net debt to capitalization, % 3)	27	22	27	22	27	27

Gross margin, % 4)	21.4	21.0	21.2	20.5	20.8	20.4
Operating margin, % 5)	8.8	8.7	8.9	8.1	8.7	8.3

Return on equity, %	14.2	13.4	15.3	12.6	12.9	11.7
Return on capital employed, %	17.7	17.9	17.7	17.0	16.3	16.1

Average no. of shares in millions 1)	83.0	91.2	83.4	91.8	85.6	89.7
No. of shares at period-end in millions6)	82.1	90.0	82.1	90.0	82.1	83.7
No. of employees at period-end	34,200	34,300	34,200	34.300	34,200	34,100
Headcount at period-end	40,100	39,600	40,100	39,600	40,100	38,800
Days receivables outstanding 7)	71	79	73	78	77	71
Days inventory outstanding 8)	30	29	30	29	32	32

1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts are less than one percent for each period.
2) Non-GAAP measure; for reconciliation see tables below.
3)Net debt in relation to net debt, minority and equity.
4)Gross profit relative to sales.
5)Operating income relative to sales.
6)Excluding dilution and net of treasury shares.
7)Outstanding receivables relative to average daily sales.
8)Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter April - June		First 6 months		Latest 12	Full Year
	2006	2005	2006	2005	months	2005
Net sales
- Airbag products	$1,065.7	$1,087.3	$2,104.5	$2,217.7	$3,976.4	$4,089.6
- Seatbelt products	542.2	567.3	1,071.3	1,130.5	2,056.1	2,115.3
Total net sales	1,607.9	1,654.6	3,175.8	3,348.2	6,032,5	6,204.9

Cost of sales	(1,264.6)	(1,306.6)	(2,502.5)	(2,661.6)	(4,777.8)	(4,936.9)
Gross profit	343.3	348.0	673.3	686.6	1,254.7	1,268.0

Selling, general & administrative expenses	(81.8)	(84.5)	(163.5)	(170.9)	(323.6)	(331.0)
Research, development & engineering expenses	(110.3)	(110.5)	(213.2)	(221.4)	(377.6)	(385.8)
Amortization of intangibles	(3.8)	(4.4)	(7.6)	(7.4)	(15.7)	(15.5)
Other income (expense), net	(6.0)	(5.0)	(7.1)	(14.3)	(15.8)	(23.0)
Operating income	141.4	143.6	281.9	272.6	522.0	512.7

Equity in earnings of affiliates	1.7	2.0	3.1	4.0	6.2	7.1
Interest income	2.1	2.1	4.7	4.4	7.0	6.7
Interest expense	(10.9)	(13.9)	(21.6)	(24.5)	(41.2)	(44.1)
Other financial items, net	(1.9)	(.4)	(2.6)	(.3)	(2.7)	(.4)
Income before income taxes	132.4	133.4	265.5	256.2	491.3	482.0

Income taxes	(43.9)	(44.7)	(78.8)	(86.1)	(165.9)	(173.2)
Minority interests in subsidiaries	(5.7)	(3.1)	(9.3)	(6.6)	(18.9)	(16.2)
Net income	$82.8	$85.6	$177.4	$163.5	$306.5	$292.6

Earnings per share 1)	$1.00	$.94	$2.13	$1.78	$3.58	$3.26
1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts are less than one percent for each period.

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	June 30	March 31	December 31	June 30
	2006	2006	2005	2005
Assets
Cash & cash equivalents	$125.8	$315.9	$295.9	$107.0
Receivables	1,278.3	1,271.8	1,149.0	1,343.4
Inventories	491.3	475.9	485.4	462.3
Other current assets	163.9	245.8	232.2	246.7
Total current assets	2,059.3	2,309.4	2,162.5	2,159.4

Property, plant & equipment, net	1,120.9	1,092.0	1,080.7	1,091.8
Investments and other non-current assets	158.2	151.1	142.9	141.3
Goodwill assets, net	1,532.4	1,526.8	1,524.8	1,527.4
Intangible assets, net	147.0	150.6	154.3	160.6
Total assets	$5,017.8	$5,229.9	$5,065.2	$5,080.5

Liabilities and shareholders' equity
Short-term debt	$82.0	$499.3	$508.4	$527.5
Accounts payable	743.4	702.0	682.6	743.3
Other current liabilities	650.4	665.6	573.3	631.5
Total current liabilities	1,475.8	1,866.9	1,764.3	1,902.3

Long-term debt	959.2	812.3	757.1	415.7
Pension liability	56.6	53.1	49.6	73.7
Other non-current liabilities	110.9	113.3	112.4	115.9
Minority interests in subsidiaries	72.2	70.5	65.7	56.1
Shareholders' equity	2,343.1	2,313.8	2,316.1	2,516.8
Total liabilities and shareholders' equity	$5,017.8	$5,229.9	$5,065.2	$5,080.5

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter April - June		First 6 months		Latest 12	Full Year
	2006	2005	2006	2005	months	2005

Net income	$82.8	$85.6	$177.4	$163.5	$306.5	$292.6
Depreciation and amortization	75.7	78.9	148.7	162.0	295.6	308.9
Deferred taxes and other	1.1	16.6	.8	23.1	(15.9)	6.4
Changes in operating assets and liabilities	2.6	(70.5)	(26.2)	(148.4)	(6.8)	(129.0)
Net cash provided by operating activities	162.2	110.6	300.7	200.2	579.4	478.9

Capital expenditures, net	(69.6)	(88.3)	(130.7)	(166.7)	(274.5)	(310.5)
Acquisitions of businesses and other, net	1.8	1.0	.4	1.6	6.7	7.9
Net cash used in investing activities	(67.8)	(87.3)	(130.3)	(165.1)	(267.8)	(302.6)
Net cash before financing1)	94.4	23.3	170.4	35.1	311.6	176.3

Net increase (decrease) in short-term debt	(325.4)	(102.3)	(348.9)	(134.0)	(416.8)	(201.9)
Issuance of long-term debt	166.9	214.9	295.2	214.9	1,001.8	921.5
Repayments and other changes in long-term debt	(65.4)	(39.1)	(158.5)	(68.9)	(411.9)	(322.3)
Dividends paid	(26.6)	(27.4)	(53.4)	(50.4)	(107.7)	(104.7)
Shares repurchased	(46.8)	(65.7)	(102.7)	(100.7)	(379.8)	(377.8)
Stock options exercised	1.4	.8	5.5	3.6	6.5	4.6
Other, net	(.1)	(5.5)	(.3)	(5.2)	-	(4.9)
Effect of exchange rate changes on cash	11.5	(8.0)	22.6	(16.6)	15.1	(24.1)
Increase (decrease) in cash and cash equivalents	(190.1)	(9.0)	(170.1)	(122.2)	18.8	66.7

Cash and cash equivalents at period-start	315.9	116.0	295.9	229.2	107.0	229.2
Cash and cash equivalents at period-end	$125.8	$107.0	$125.8	$107.0	$125.8	$295.9
1) Non-GAAP measure comprised of the total of "Net cash provided by operating activities" and "Net cash used in investing activities".
Components in Quarterly Sales Increase/Decrease (Dollars in millions)

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$

Organic change	(7.6)	(71.9)	.6	2.7	10.8	13.6	12.7	18.8	(2.2)	(36.8)
Currency effects	(.5)	(5.3)	-	.1	(5.5)	(6.9)	1.5	2.2	(.6)	(9.9)
Acquisitions/Divestitures	-	-	-	-	-	-	-	-	-	-
Reported change	(8.1)	(77.2)	.6	2.8	5.3	6.7	14.2	21.0	(2.8)	(46.7)

Components in Sales for Increase/Decrease YTD (Dollars in millions)

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$

Organic change	(7.1)	(136.8)	1.0	9.0	8.8	24.4	13.0	36.2	(2.0)	(67.2)
Currency effects	(4.6)	(88.4)	.2	1.7	(8.2)	(22.9)	1.6	4.4	(3.2)	(105.2)
Acquisitions/Divestitures	-	-	-	-	-	-	-	-	-	-
Reported change	(11.7)	(225.2)	1.2	10.7	.6	1.5	14.6	40.6	(5.2)	(172.4)

Reconciliation of "Operating working capital" to U.S. GAAP measure

	June 30	March 31	December 31	June 30
	2006	2006	2005	2005

Total current assets	$2,059.3	$2,309.4	$2,162.5	$2,159.4
Total current liabilities	(1,475.8)	(1,866.9)	(1,764.3)	(1,902.3)
Working capital	583.5	442.5	398.2	257.1
Cash and cash equivalents	(125.8)	(315.9)	(295.9)	(107.0)
Short-term debt	82.0	499.3	508.4	527.5
Derivative asset and liability, current	(.4)	(100.9)	(92.9)	(101.8)
Dividends payable	28.9	26.5	-	-
Operating working capital	$568.2	$551.5	$517.8	$575.8

Reconciliation of "Net debt" to U.S. GAAP measure

	June 30	March 31	December 31	June 30
	2006	2006	2005	2005

Short-term debt	$82.0	$499.3	$508.4	$527.5
Long-term debt	959.2	812.3	757.1	415.7
Total debt	1,041.2	1,311.6	1,265.5	943.2
Cash and cash equivalents	(125.8)	(315.9)	(295.9)	(107.0)
DRD adjustments	(2.4)	(101.0)	(92.7)	(98.8)
Net debt	$913.0	$894.7	$876.9	$737.4